Exhibit 10.6     Vendor Agreement(OS Imaging)

MASTER FULFILLMENT SERVICES AGREEMENT

This Master Services Agreement between OS Imaging, LLC. (“OSI”), A California Corporation with offices located at 216 E. Cota, Santa Barbara, CA 93101 and Proton Laboratories Inc. (“Customer”), with offices located at 1135 Atlantic Avenue Suite 101 Alameda, CA 94501 includes the attached Service Supplements, together with any additional Service Schedules mutually agreed upon in writing in the future (collectively, the “Agreement”).

1.  Services.   OSI will provide the services described in Attachment A - Services Supplement (“Services”) attached hereto.  OSI will not be required to provide any services not explicitly set forth in the Services Supplements attached hereto.

2.  Term.  The term of this Agreement shall be one year.  In addition, either party may terminate this Agreement and/or suspend performance in the event of any material breach by the other party (including, in the case of OSI, any overdue payment by Customer in excess of thirty (30) days).

3.  Prices.  Prices for the Services are stated in the Service Supplements. Customer acknowledges that such prices are based on Customers commitment to purchase at least the minimum level of Services provided in the Services Supplements for the term of this Agreement. OSI may increase the prices set forth on any Service Supplement during the term hereof, provided that any such increase shall not exceed, on a percentage basis, the increase in OSI’s actual costs of providing the Services from the date hereof (including, without limitation, increases in the cost of labor, materials, insurance and similar items). Customer shall pay all sales, use, excise and other taxes, fees and charges relating to the Services.

4.  Payment.  Payment for invoices for setup, graphics and fulfillment are due within ninety (90) days of the date of the invoice.  Invoices for postage are due upon delivery.  If any invoice is late, a late charge shall accrue on the delinquent amount at a rate of 1.5% per month, or the maximum rate permitted by law, whichever is less. Any and all dispute claims must be submitted to OSI within thirty (30) days of receipt of the applicable invoice.  All dispute claims not submitted within said thirty (30) day period are deemed waived.

5.  Obligations of OSI.  OSI shall be responsible for providing the Services consistent with industry standards, except as may be provided in applicable Service Supplements.  OSI DISCLAIMS ALL OTHER WARRANTIES AND REPRESENTATIONS, EXPRESSED OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE.

6.  Compliance With Laws.  Customer shall be responsible for ensuring that its use of the Services, and all materials provided by Customer to OSI, comply with all applicable laws and regulations and the policies of OSI and do not infringe on the rights of others. Customer shall defend, indemnify and hold harmless OSI from and against any and all claims, damages, liabilities, losses, costs and expenses arising out of the use of the Services.

7.  Liability Limitation.  EXCEPT AS PROVIDED IN SECTION 6 AND ANY BREACH BY CUSTOMER OF THE TERMS OF ANY SERVICE SUPPLEMENT, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST PROFITS OR LOST REVENUES), WHETHER OR NOT CAUSED BY THE ACTS OR OMISSIONS OR NEGLIGENCE OF ITS EMPLOYEES OR AGENTS, AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. OSI’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE TOTAL AMOUNT PAID BY CUSTOMER TO OSI FOR THE APPLICABLE SERVICE DURING THE THREE-MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GIVES RISE TO THE CLAIM.

8.  Non-Solicitation.  Customer shall not, directly or indirectly, do any of the following:  (i) solicit any employee or agent of OSI, or encourage any such person to terminate any such relationship with OSI; (ii) encourage any customer, client, supplier or other business relationship of OSI to terminate or alter such relationship, whether contractual or otherwise written or oral, with OSI; (iii) encourage any prospective customer or supplier not to enter into a business relationship with OSI or; (iv) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between OSI and any customer, supplier or other business relationship of OSI.

9.  Miscellaneous.  Customer may not assign this Agreement or any rights or interests hereunder without the express prior written consent of OSI and no said assignment shall relieve Customer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the parties and their permitted successors and assigns.   This Agreement and any and all related Service Supplements constitute the entire agreement and understanding of the parties and supersede all prior and contemporaneous agreements and understandings between the parties with respect to the subject matter hereof. In the event of any action or proceeding to enforce or construe any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs.  This Agreement shall be governed and construed in accordance with the laws of the State of California.  In the event of litigation the forum will be in the City of Santa Barbara, County of Santa Barbara. Any changes to this Agreement, or any additional or different terms in the Service Supplements or any other documents will not be effective unless agreed to in writing by OSI.

EXECUTION IN COUNTERPARTS

To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts.  A facsimile signature will constitute an original and binding signature.  All counterparts shall collectively constitute a single agreement.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date and year written below.

OS Imaging, LLC		Proton Laboratories, Inc.

By:	/s/ Michael Vazquez	By:	/s/ Ed Alexander
	Michael Vazquez		Ed Alexander
Name:	Michael Vazquez	Name:	Ed Alexander
Title:	President	Title:	CEO

ATTACHMENT A – SERVICE SUPPLEMENT

Fulfillment

A.	Description of Fulfillment Kit.

OS Imaging will be paid .70 (seventy cents) per piece for the setup and graphical layout of for two hundred fifty thousand (250,000) mailing pieces promoting Proton Laboratories totaling one hundred seventy five thousand dollars ($175,000.00) due net 90.

B.	Terms of Fulfillment.

OSI will inventory, pick, print variable mailing data, assemble, apply postage and ready for carrier pick up for each completed unit.

Products will be shipped Monday through Friday on standard business days of operation.  Fulfillment will not be performed on state and federal holidays.

Fulfillment will be included for no additional cost.

C.	Postage & Delivery.

All postage will be paid by Customer.  Postage will not be marked up by OS Imaging and will be provided to Customer at cost.  If delivered on OS Imaging’s account postage must be prepaid in advance.

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